  EXHIBIT 99.1
For immediate release: July 18, 2019

Contact: Jim Bernau (800) 344-9463

NASDAQ: WVVI

Willamette Valley Vineyards announces the retirement of CFO

SALEM, Ore., July 18, 2019/PR Newswire/  -- Willamette Valley Vineyards (NASDAQ:WVVI), a leading Oregon producer of Pinot Noir, today announced that Chief Financial Officer Rich Goward has notified the Company of his intention to retire from his role as CFO of Willamette Valley Vineyards by the end of 2019. To help ensure an orderly transition, Mr. Goward will remain in his role until a successor is appointed. Following his retirement as CFO Mr. Goward will remain with the Company as a senior advisor assisting with the leadership transition, working on issues related to the winery’s public company status and governance issues.

“Rich has been an outstanding CFO and made major leadership contributions to the Company for the past six years”, said Jim Bernau, President, CEO and Founder of Willamette Valley Vineyards. “I truly appreciate not only his leadership on financial issues but his ability to help strategically position the Company for the future. I believe his work on our preferred stock sale and development of our “shareholder as a customer” initiative has created real value for the Company for many years to come. I truly appreciate Rich being a solid partner with me in evolving our business and look forward to his continuing leadership in the years to come.”

Goward said, “It has been an honor to serve as CFO of Willamette Valley Vineyards for the past six years and I am proud of the advancements we have made as a Company. I believe we have strong finance and leadership teams in place and the timing is right to transition to a new CFO/Business Manager.”

Willamette Valley Vineyards is conducting an external search for its next CFO/Business Manager. Interested candidates can view the job description and apply at the company’s website: wvv.com

Willamette Valley Vineyards, Inc. is headquartered at its Estate Vineyard near Salem, Oregon.  The Company's common stock is traded on NASDAQ (WVVI).

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are identified by such words and phrases as “expects,” “thinks,” “believes,” “anticipates” and words of similar import.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to:  availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions and other risks.